Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2014, relating to the consolidated financial statements and financial statement schedule of Core-Mark Holding Company, Inc., and the effectiveness of Core-Mark Holding Company, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K/A of Core-Mark Holding Company, Inc., for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

San Francisco, California
December 19, 2014